EXHIBIT 99.7

CONSENT

The undersigned hereby consents to being named in the registration statement on Form S-1 and in all subsequent amendments and post-effective amendments or supplements thereto and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Registration Statement"), of Digital Domain Media Group, Inc., a Florida corporation (the "Company"), as an individual to become a director of the Company and to the inclusion of his biographical information in the Registration Statement

In witness whereof, this Consent is signed and dated as of October 24, 2011.

By:                 /s/ Keith L. Cummings
Keith L. (“Casey”) Cummings